Exhibit 99.1

Macy’s, Inc. Announces Early Redemption of $1.3 Billion in Senior Secured Notes

Elimination of 8.375% Senior Secured Notes Further Strengthens Company’s Balance Sheet, Optimizes Capital Allocation and Facilitates the Delivery of Strong and Sustainable Shareholder Returns

NEW YORK—August 3, 2021-- Macy’s, Inc. (NYSE: M) today issued a notice of redemption to redeem $1.3 billion in principal amount of its 8.375% Senior Secured Notes due 2025 (the “Notes”) on August 17, 2021. This voluntary early redemption covers the entire amount of the outstanding Notes.

“Investing in the profitable growth of Macy’s, Inc. remains our priority. We are pleased that, as a result of our disciplined approach to capital allocation, especially over the past 16 months, coupled with a return of consumer demand, we are now well positioned to also focus on further enhancing our long-term financial stability and value creation,” said Adrian Mitchell, chief financial officer of Macy’s, Inc. “As a result of the redemption of this long-term debt, we are firmly on track to be at or below our target leverage ratio, achieving an investment grade financial profile, by the end of the year. These actions further strengthen our balance sheet, allowing us to invest in our business to deliver strong and sustainable shareholder returns as a digitally led omnichannel retailer.”

Notes will be redeemed by the Company at a redemption price of 100% of their principal amount, plus accrued and unpaid interest up to, but excluding, the redemption date of August 17, 2021, plus the applicable premium due to holders of the Notes in connection with an early redemption. As a result of the early redemption, Macy’s, Inc. expects to record a pre-tax charge primarily related to the recognition of the redemption premium and other costs of approximately $185 million in its fiscal third quarter. This pre-tax charge will be excluded from Adjusted diluted earnings per share. In addition, Macy’s, Inc. expects to realize annualized interest expense savings of approximately $120 million. Neither the charge nor the interest expense savings was contemplated in the full-year 2021 expectations provided in May.

Notes are to be surrendered to U.S. Bank National Association in exchange for the payment of the redemption price as more fully described in the notice of redemption sent to the registered holders of Notes.

About Macy’s, Inc.

Macy’s, Inc. (NYSE: M) is one of the nation’s premier omnichannel retailers. Headquartered in New York City, the company comprises three retail brands: Macy’s, Bloomingdale’s and Bluemercury. With a robust e-commerce business, rich mobile experience and a national stores footprint, our customers can shop the way they live — anytime and through any channel. For more information, visit macysinc.com.

Media - Blair Rosenberg

media@macys.com

Investors - Mike McGuire

investors@macys.com